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Exhibit 4.1E

RECORDING REQUESTED BY, AND
WHEN RECORDED, MAIL TO:

Sosi Biricik
Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101-3375

INSTRUCTIONS TO COUNTY RECORDER:

Index this instrument as an
Amendment to Mortgage.

SUBURBAN WATER SYSTEMS

TO

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

FOURTH AMENDMENT AND SUPPLEMENT TO INDENTURE OF MORTGAGE DATED OCTOBER 1, 1986

[This instrument is an amendment to an Indenture which is a mortgage of both real and personal property, including chattels, and also constitutes, among other things, a security agreement creating a security interest in personal property. Such Indenture contains after-acquired property provisions.]

        THIS FOURTH AMENDMENT AND SUPPLEMENT TO INDENTURE OF MORTGAGE AND DEED OF TRUST DATED OCTOBER 1, 1986 (the "Fourth Amendment"), is made and entered into as of October 19, 2004, by and between Suburban Water Systems, a California corporation formerly known as Southwest Suburban Water (herein, the "Company"), and U.S. Bank National Association, a national banking association, as trustee (herein, the "Trustee"), with respect to the following:

RECITALS:

        A.    The Company executed and delivered that certain Indenture of Mortgage and Deed of Trust dated October 1, 1986 (the "Original Indenture") to Security Pacific National Bank, a national banking association, predecessor to Bank of America NT & SA, predecessor trustee to U.S. Bank Trust National Association (originally named First Trust of California, National Association), predecessor to the Trustee. The Original Indenture was recorded on November 17, 1986, as Instrument No. 86-1574184 in the Official Records of the County of Los Angeles, State of California, and was recorded on November 17, 1986, as Instrument No. 86-563570 in the Official Records of the County of Orange, State of California.

        B.    The Original Indenture was amended pursuant to that certain First Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the "First Amendment"), dated as of February 7, 1990, and recorded on April 12, 1990, as Instrument No. 90-694089 in the Official Records of the County of Los Angeles, State of California, and was recorded on May 8, 1990, as Instrument No. 90-241742 in the Official Records of the County of Orange, State of California and further amended pursuant to that certain Second Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the "Second Amendment"), dated as of January 24, 1992, and recorded on February 14, 1992, as Instrument No. 92-260829 in the Official Records of the County of Los Angeles, State of California, and was recorded on February 14, 1992, as Instrument No. 92-091620 in the official records of the County of Orange, State of California and further amended pursuant to that certain Third Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the "Third Amendment"), dated as of October 9, 1996, and recorded on October 18, 1996, as Instrument No. 96-1696870 in the Official Records of the County of Los Angeles, State of California, and was recorded on October 18, 1996, as Instrument No. 19960531190 in the official records of the County of Orange, State of California. The Original Indenture, as amended and supplemented by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the "Existing Indenture," and the Existing Indenture as amended and supplemented by this Fourth Amendment is hereinafter referred to as the "Indenture."

        C.    The Company has requested that the Trustee enter into this Fourth Amendment setting forth the terms and conditions of the issuance of certain Bonds in the aggregate principal amount of $15,000,000, which Bonds shall be issued as "Series D" under and pursuant to the Indenture.

        D.    The Company has duly authorized the creation, execution and delivery of the Series D Bonds, and all things have been done which are necessary to make the Series D Bonds, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and binding obligations of the Company, and to constitute the Indenture a valid mortgage and deed of trust and a security agreement and contract for the security of the Bonds (including, without limitation, the Series D Bonds), in accordance with the terms of the Bonds and the Indenture. In addition, all other instruments and actions required pursuant to law and pursuant to the requirements of the Existing Indenture for the Trustee to execute and deliver this Fourth Amendment have been duly delivered or taken.

AMENDMENT

        IN CONSIDERATION OF the foregoing recitals and pursuant to the authority granted under Section 13.01 of the Indenture [Supplemental Indentures Without Consent of Bondholders], the Company and the Trustee agree that the Existing Indenture shall be amended in the following respects:

1.     DEFINITIONS.

        All terms used in this Fourth Amendment with initial capital letters and not defined herein shall have the meanings given in the Existing Indenture.

2.     ORIGINAL ISSUANCE OF SERIES D BONDS.

        There is hereby added to the Existing Indenture a new Article, to be entitled Article XVIII and which shall read in its entirety as follows:

"ARTICLE XVIII
TERM AND ISSUE OF SERIES D BONDS

        Section 18.01.    Specific Title, Terms and Forms.    There shall be a fourth series of Bonds entitled "First Mortgage Bonds, Series D 5.64%, Due October 1, 2024" (herein called the "Series D Bonds"). The forms thereof shall be substantially as set forth in Article II with such insertions, omissions, substitutions and variations as, may be determined by the officers executing the same as evidenced by their execution thereof to reflect the applicable terms of the Series D Bonds established by this Article. The precise form of Series D Bonds shall be as set forth in an exhibit to the Bond Purchase Agreement (the "Purchase Agreement") dated as of October 19, 2004 between the Company and the Purchaser named therein pursuant to which the Series D Bonds are sold and the Trustee is authorized to refer to such Purchase Agreement when any Series D Bonds are presented to the Trustee for authentication.

        The Maturity of the Series D Bonds shall be October 1, 2024 and the aggregate principal amount thereof which may be authenticated and delivered and Outstanding is limited to $15,000,000.

        The Series D Bonds may be issued only as registered Bonds in denominations of $1,000 and any multiple thereof. The Series D Bonds shall bear interest from the later of the initial issuance of the Series D Bonds or the most recent Interest Payment Date to which interest has been paid or duly provided for. The Series D Bonds shall bear interest payable semi-annually on April 1 and October 1 of each year (the Interest Payment Dates of the Series D Bonds), at the rate of 5.64% per annum until the principal thereof shall be paid or duly provided for; provided that interest on any overdue principal, overdue Redemption Price, and (to the extent permitted by applicable law) overdue interest, shall accrue at a rate equal to the lesser of (a) the highest rate allowed by applicable law or (b) 6.64% per annum. Interest shall be computed on the basis of a 360 day year of twelve 30 day months. In no event shall the interest payable on any Series D Bonds (including any interest on overdue interest or any overdue Redemption Price) exceed the maximum amount which the Holder thereof may legally collect under the then applicable usury law. In the event that it is hereafter determined by a court of competent jurisdiction that the interest payable under any Series D Bond (including any interest on any overdue Redemption Price or overdue interest) is in excess of the amount which the Holder thereof may legally collect under the then applicable usury law, then (i) all interest actually paid (including any interest on any overdue interest or overdue Redemption Price) in excess of the maximum amount legally collectible by such Holder shall be applied to the payment of principal of such Series D Bond or, if all principal shall previously have been paid, promptly repaid by such Holder to the Company, and (ii) interest on such Series D Bond (including any interest on overdue interest or any overdue Redemption Price) subsequent to the date of such determination shall be reduced to the maximum amount which it is determined that the Holder may collect under the then applicable usury law.

        Notwithstanding the provisions of Section 5.05 [Deposit of Redemption Price] or other provisions in the Indenture to the contrary, the principal or the Redemption Price of, and any applicable accrued and unpaid interest on, the Series D Bonds shall be payable by depositing such amounts, before 12:00 noon, New York time on the Redemption Date or Maturity date, as the case may be, by federal funds bank wire transfer, in the account of each Bondholder of the Series D Bonds in any bank in the United States as may be designated in a written notice to the Company by such Bondholder, or in such other manner as may be directed, or to such other address in the United States as may be designated, in writing by such Bondholder. The address on Annex 1 to the Purchase Agreement with respect to the initial purchaser of the Series D Bonds shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payments to such purchaser as aforesaid. With regard to any Series D Bond, the bank designated pursuant to this paragraph with respect to such Series D Bond shall be the Place of Payment in respect of such Series D Bond.

        The Regular Record Date referred to in Section 2.10 [Payment of Interest on Bonds; Interest Rights Preserved] for the payment of the interest payable on the Series D Bonds, and punctually paid or duly provided for, on any Interest Payment Date shall be the 15th day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date.

        If any payment due on, or with respect to, any Series D Bonds shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall not be deemed to have been originally due on such first following Business Day, and such interest shall accrue and be payable only to the Interest Payment Date.

        Section 18.02.    Exchangeability.    Subject to Section 2.08 [Registration, Transfer and Exchange], all Series D Bonds shall be fully interchangeable, and, upon surrender at the office or agency of the Company which the Company maintains pursuant to Section 6.02 [Maintenance of Office or Agency] shall be exchangeable for other Series D Bonds of a different authorized denomination or denominations, as requested by the Holder surrendering the same. The Company will execute, and the Trustee shall authenticate and deliver, Series D Bonds whenever the same are required for any such exchange.

        Section 18.03.    Redemption.

        A.    The Series D Bonds are subject to redemption, in whole or in part, before their Maturity in the following events and in the manner provided in Article V [Redemption of Bonds]:

  (1)
  at any time after issuance, at the option of the Company evidenced by a Board Resolution, in an amount not less than 5% of the aggregate principal amount of the Series D Bonds Outstanding in the case of a partial redemption, at a Redemption Price equal to 100% of the principal amount of the Series D Bonds to be redeemed, together with the Make-Whole Amount at such time (as shall be calculated by the Company which calculations shall be set forth in an Officers' Certificate delivered to each Holder of Series D Bonds and to the Trustee two (2) Business Days prior to the Redemption Date) and interest accrued and unpaid to the Redemption Date, on a Redemption Date specified by the Company in compliance with Section 5.02 [Election to Redeem; Notice to Trustee]; and

  (2)
  from moneys received by the Trustee as a result of a major casualty or condemnation as provided in Articles VII [Possession and Release of Property] and VIII [Application of Trust Moneys], at a Redemption Price equal to 100% of the principal amount of Bonds to be redeemed, together with interest accrued and unpaid to the Redemption Date, and on a Redemption Date that is the first date for which notice of redemption can be given by the Trustee as provided in Article V [Redemption of Bonds]. For purposes of this Section 18.03 a

    "major" casualty or condemnation is one in which either or both of (i) the compensation for, or proceeds of sale of, any part of the Trust Estate Taken by Eminent Domain, or (ii) the proceeds of insurance upon any part of the Trust Estate, is equal to or greater than $15,000,000.

        B.    Notwithstanding the last sentence of the first paragraph of Section. 5.04 [Notice of Redemption] and the first sentence of the second paragraph of Section 1.04 [Notices to Bondholders; Waiver], the giving of notice of redemption to each Holder of a Series D Bond, as provided in Section 5.04, shall be a condition precedent to the Company's right to redeem Series D Bonds in accordance with the foregoing clauses A(l) and A(2) of this Section 18.03. Any notice of redemption to any Holder of Series D Bonds for a redemption pursuant to clause A(1) of this Section 18.03 shall be accompanied by an Officers' Certificate as to the estimated Make-Whole Amount due in connection with such redemption (calculated as if the date of such notice were the date of such redemption) setting forth the details of such computation.

        C.    Notwithstanding the provisions of Section 5.03 [Selection by Trustee of Bonds to Be Redeemed], if there is more than one Holder of the Series D Bonds, the aggregate principal amount of each required or optional partial redemption of the Series D Bonds shall be allocated in units of $1,000 or multiples thereof among the Holders of the Series D Bonds at the time Outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Series D Bonds then Outstanding held by each such Holder of Series D Bonds, with adjustments, to the extent practicable, to equalize for any prior redemptions not in such proportion.

        D.    Notwithstanding the second sentence of Section 5.06 [Bonds Payable on Redemption Date] or the provisions of Section 5.07 [Bonds Redeemed in Part], no Holder of any Series D Bond shall be required to surrender such Bond to any Person, or to file, or cause to be filed, with the Trustee any agreement or certificate required by Section 5.07, prior to receiving any payment thereon or in respect thereof; provided, however, that upon payment of the principal or Redemption Price in full, and accrued and unpaid interest on and all other amounts in respect of such Series D Bond, the Holder thereof shall promptly thereafter surrender such Series D Bond to the Company. Any such Series D Bond so surrendered shall be cancelled and shall not be reissued, and no new Series D Bond shall be issued in lieu of such surrendered Series D Bond.

        E.    The Series D Bonds may be redeemed from Trust Moneys, as provided in Section 8.04 [Retirement of Bonds], including from moneys received by the Trustee as a result of casualty or condemnation, as provided in Articles VII [Possession and release of Property] and VIII [Application of Trust Moneys], but only at the time, in the manner and at the Redemption Price specified in clauses (A)(1) and (A)(2) of this Section 18.03. If the Series D Bonds shall be redeemed under Section 18.03A(2), then said Series D Bonds shall be redeemed pro rata with the Series A Bonds, Series B Bonds, the Series C Bonds and any other Bonds having the benefit of a redemption provision substantially identical to that contained in Section 18.03A(2), in proportion, as nearly as practicable, to the respective unpaid principal amounts of all such Bonds Outstanding on the Redemption Date.

        Section 18.04.    Payment of Optional Redemption Price.    If the giving of notice of optional redemption shall have been completed as required in Article V [Redemption of Bonds], the Series D Bonds or portions of such Series D Bonds specified in such notice shall become due and payable on the Redemption Date at the applicable Redemption Price set forth in Section 18.03. On and after the Redemption Date (unless the Company shall default in the payment of such Bonds on the Redemption Date) interest on the Series D Bonds or the portions of the Series D Bonds so called for redemption shall cease to accrue.

        If any Holder of any Series D Bond which is redeemed in part only shall present such Bond to the Company, the Company shall execute and the Trustee shall authenticate and deliver to such Holder, at the expense of the Company, a new Series D Bond or Bonds in aggregate principal amount equal to the unredeemed portion of the Series D Bond so presented.

        Section 18.05.    Authentication and Delivery.    Upon the execution and delivery of this Fourth Amendment, the Company shall execute and deliver to the Trustee, and the Trustee shall authenticate, the Series D Bonds and deliver them to the purchasers thereof as instructed by the Company.

        Prior to the delivery by the Trustee of the Series D Bonds there shall be filed with the Trustee original executed counterparts of this Fourth Amendment, the Purchase Agreement, the Title Policies or commitments for issuance thereof and evidence of recording of this Fourth Amendment in the land records of Los Angeles and Orange Counties, California."

3.     CERTAIN AMENDMENTS TO DEFINITIONS.

        (a)    Make-Whole Amount Definitions.    Section 1.01 [Definitions] of the Existing Indenture is hereby amended by adding the following definition of Make-Whole Amount for the Series D Bonds and the following related definitions:

          "Make-Whole Amount" means, with respect to any Series D Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Series D Bond, the principal of such Bond that is to be redeemed pursuant to Section 18.03 [Redemption] or has become or is declared to be immediately due and payable pursuant to Section 9.02 [Acceleration of Maturity; Recission and Annulment], as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Series D Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series D Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Series D Bond, .50% plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display page of the Bloomberg Financial Markets Services Screen PX1 or the equivalent screen provided by Bloomberg Financial Markets Commodities News for actively traded U.S. Treasury Securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Life.

          "Remaining Life" means, with respect to any Called Principal of any Series D Bond, the number of years (calculated to the nearest one-twelfth year) from the Settlement Date to the maturity of the Series D Bonds.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Series D Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series D Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to this provision.

          "Settlement Date" means, with respect to the Called Principal of any Series D Bond, the date on which such Called Principal is to be redeemed pursuant to Section 18.03 [Redemption] or Section 9.02 [Acceleration of Maturity; Recission and Annulment], as the context requires.

        (b)    Definition of Place of Payment.    The definition of "Place of Payment" added to Section 1.01 [Definitions] of the Original Indenture by the Third Amendment is hereby amended to read, in its entirety, as follows:

          "Place of Payment" means, (a) when used with respect to the Series A Bonds (except as provided in clause (e) below), the place for payment of the principal and interest upon the Series A Bonds designated in Section 3.01; (b) when used with respect to the Series B Bonds (except as provided in clause (e) below), the place for payment of the principal, Make-Whole Amount, if any, and interest upon the Series B Bonds designated in Section 16.01; (c) when used with respect to the Series C Bonds (except as provided in clause (e) below), the place for payment of the principal, Make-Whole Amount, if any, and interest upon the Series C Bonds designated in Section 17.01; (d) when used with respect to the Series D Bonds (except as provided in clause (e) below), the place for payment of the principal, Make-Whole Amount, if any, and interest upon the Series D Bonds designated in Section 18.01; and (e) with respect to any exchange of Series A Bonds pursuant to Section 3.02 [Exchangeability], with respect to any exchange of Series B Bonds pursuant to Section 16.02 [Exchangeability], with respect to any exchange of Series C Bonds pursuant to Section 17.02 [Exchangeability], with respect to any exchange or surrender for redemption of Series D Bonds pursuant to Section 18.02 [Exchangeability] and with respect to Bonds of any other series means a city or any political subdivision thereof in which the Company is by this Indenture required to maintain an office or agency pursuant to Section 6.02 [Maintenance of Office or Agency].

        (c)    Section 6.02.    Maintenance of Office or Agency.    The first two sentences of Section 6.02 [Maintenance of Office or Agency] of the Indenture are hereby amended to read as follows:

          "The Company will maintain an office or agency in the vicinity of Los Angeles, California where Bonds may be presented or surrendered for payment, where Bonds entitled to be registered, transferred, exchanged or converted may be presented or surrendered for registration, transfer, exchange or conversion and where notices and demands to or upon the Company in respect of the Bonds and this Indenture may be served. The address of the Company's office or agency is One Wilshire Building, 624 South Grand Avenue, Suite 2900, Los Angeles, California 90017 and the Company agrees to give prompt written notice to the Trustee and each Bondholder of any change in the location of such office or agency."

4.     REPLACEMENT OF MUTILATED, DESTROYED, LOST AND STOLEN BONDS.

        The proviso in lines 5 through 7 of the first paragraph of Section 2.09 [Mutilated, Destroyed, Lost and Stolen Bonds] of the Existing Indenture is hereby amended to add thereto the words "or Series D Bond" immediately after the words "Series C Bond."

5.     NOTICE OF REDEMPTION OF SERIES A BONDS.

        Section 3.03E of the Original Indenture, as previously amended and restated by the Third Amendment, is hereby amended and restated to read, in its entirety, as follows:

          "E.    The Series A Bonds may be redeemed from Trust Moneys, as provided in Section 8.04 [Retirement of Bonds], or from moneys received by the Trustee as a result of casualty or condemnation, as provided in Articles VII [Possession and Release of Property] and VIII [Application of Trust Moneys], but only at the time, in the manner and at the Redemption Price specified in clauses (A)(1) and (3) of this Section 3.03. If the Series A Bonds, or any other Bonds having the benefit of a redemption provision substantially identical to that contained in Section 3.03A(3), shall be redeemed under Section 3.03A(3), then said Series A Bonds shall be redeemed pro rata with the Series B Bonds, the Series C Bonds, the Series D Bonds and any other Bonds having the benefit of a redemption provision substantially identical to that contained in Section 3.03A(3) in proportion, as nearly as practicable, to the respective unpaid principal amounts of all such Bonds Outstanding on the Redemption Date."

6.     BONDABLE CAPACITY.

        (a)    Definition of Bondable Capacity.    The definition of Bondable Capacity appearing in Section 4.02A of the Existing Indenture is hereby amended and restated to read, in its entirety, as follows:

          "Bondable Capacity" means a dollar amount, calculated as of the date of certification of Bondable Capacity, equal to (a) the sum of:

              (i)  the Adjusted Amount of Bondable Property; plus

             (ii)  the Amount of Property Additions not previously included in any Summary Certificate of Bondable Capacity; less

            (iii)  the amount of Retirements not previously included in any Summary Certificate of Bondable Capacity less the sum of the credits specified in Section 4.02B(2)(c) and (e) against such Retirements; less

            (iv)  the sum of the withdrawals and releases specified in Section 4.02B(2)(d) and not previously included in any Summary Certificate of Bondable Capacity; less

             (v)  $3,250,000;

  less (b) 150% of the aggregate principal amount of any Bonds Outstanding as of the date of such certification, and less (c) the outstanding principal amount of any Prior Lien Obligations.

        (b)    Certificate of Bondable Capacity.    Clause 2 of Section 4.02B [Requested Use of Bondable Capacity] is hereby amended as follows:

            (i)  Subclauses (c) through (i), inclusive, appearing therein are hereby amended and restated in their entirety to read as follows:

            "(c) The aggregate amount (Item 3(a) in the Summary Certificate of Bondable Property) of all Retirements during the period from the date to which Retirements had been included in Item 3(a) of the most recent Summary theretofore filed with the Trustee (or the Cut-Off Date in the case of the second such Certificate) to the later of (i) a date not earlier than the 90th day before the date of the related Application and (ii) the terminal date in the period specified pursuant to Subclause (b) above.

            The credits (Item 3(b) in the Summary Certificate of Bondable Capacity) against Retirements, which shall equal, subject to the provisions of the last sentence of Subclause (e) below, the sum of the following:

                (i)  the excess of credits against Retirements carried forward from the most recent Certificate, as provided in the last sentence of Subclause (e) below;

               (ii)  the aggregate amount of cash and purchase money and governmental obligations delivered to the Trustee and Bondable Capacity certified to the Trustee for use as a basis for releases under Section 7.02 [Releases] during the period covered by Subclause (c) above; and

              (iii)  all insurance moneys received by the Trustee pursuant hereto or paid to a trustee, mortgagee or other holder under a Prior Lien during the period covered by Subclause (c) above on account of the damage, loss or destruction of any Bondable Property.

            (d)   The withdrawals and releases (Item 5 in the Summary Certificate of Bondable Capacity) shall equal the sum of the following actions applied for after the Cut-Off Date through the date of such Certificate (excluding the action applied for in such Certificate) and not included as a deduction in Item 5 of any previous Summary Certificate of Bondable Capacity: (i) 100% of any Deposited Cash withdrawn under Section 4.05 [Withdrawal of Deposited Cash], (ii) 100% of any Trust Moneys withdrawn under Section 8.02 [Withdrawal of Basis of Bondable Capacity] and (iii) 100% of any Bondable Property used as a basis for the release of any of the Trust Estate under Section 7.02 [Releases].

            (e)   The new Adjusted Amount of Bondable Property (Item 6 in the Summary Certificate of Bondable Capacity) which shall be determined by subtracting the sum of (i) the net amount of Retirements (Item 4) plus (ii) withdrawals and releases (Item 5) from the sum of Items 1 and 2. The net amount of Retirements (Item 4) shall be determined by deducting the credits shown pursuant to Subclause (c) above (Item 3(b)) from the aggregate amount of Retirements shown pursuant to Subclause (c) above (Item 3(a)). If in any case the credits against Retirements exceed the aggregate amount of Retirements shown pursuant to Subclause (c) above (Item 3(a)), the net amount of Retirements for the purpose of this Subclause shall be deemed to be zero, but such excess of credits against Retirements may be carried forward and used as a credit against Retirements in the next Certificate.

            (f)    The gross Bondable Capacity (Item 7 in the Summary Certificate of Bondable Capacity) is the new Adjusted Amount of Bondable Property shown pursuant to Subclause (e) above (Item 6).

            (g)   150% of the aggregate principal amount of Bonds Outstanding and the principal amount of outstanding Prior Lien Obligations (Items 8 and 9 of the Summary Certificate of Bondable Capacity) as of the date of the Certificate.

            (h)   The net Bondable Capacity shall be derived by subtracting the sum of Items 8 and 9 from gross Bondable Capacity (Item 7). Net Bondable Capacity shall not be less than one of the following amounts which shall be specified in Item 11 of the Summary Certificate of Bondable Capacity:

                (i)  150% of the aggregate principal amount of any additional Bonds whose authentication and delivery are then being applied for under this Section, or

               (ii)  100% of the following applicable amount then being applied for under this Section: (x) the amount of any Deposited Cash then being withdrawn under Section 4.05 [Withdrawal of Deposited Cash], (y) the amount of Trust Moneys then being withdrawn under Section 8.02 [Withdrawal on the Basis of Bondable Capacity] and (z) any Bondable Property which is then being used as a basis for a release under Section 7.02 [Releases].

            (i)    The net Bondable Capacity remaining after the action applied for (Item 12) shall be derived by subtracting from the net Bondable Capacity specified in Item 10, 150% of the amount of the action applied for specified in Subclause (h)(i) above, or (ii) 100% of the amount of the action applied for specified in Subclause (h)(ii), whichever shall be applicable."

           (ii)  The form of Summary Certificate of Bondable Capacity appearing therein is hereby amended and restated in its entirety to read as follows:

*****************************************

SUMMARY CERTIFICATE OF BONDABLE CAPACITY

No.

        The undersigned hereby certify that the following is a true summary of the Certificate:

Start with:

1.	The Adjusted Amount of Bondable Property listed in Item 6 of the next previous Certificate (Certificate No.)		$
Then take the new gross Property Additions as shown in Item 2 below:
2.
	Amount of additional Property Additions now certified, being the Amount of all or some Property Additions in the period from through (none of which has been certified in any previous Certificate of Bondable Capacity)		$
Then determine the deduction for Retirements by deducting Item 3(b) below from Item 3(a) below to produce item 4:
3.	Net Retirements are determined as follows:
	3(a).	The aggregate amount of all Retirements occurring in the period from through (none of which has been certified in any previous Certificate of Bondable Capacity)	$
	3(b).	The sum of the credits against such Retirements (amounts greater than item 3(a) may be carried forward to next Certificate)	$
4.	The net amount of Retirements to be deducted (not less than zero)		$
Then determine the amount of withdrawals and releases not previously deducted:
5.
	The sum of the following withdrawals and releases applied for after the Cut-off Date and through the date of this Certificate (but not including the action applied for herein) (none of which has been included in this item 5 of any previous Certificate of Bondable Property): (i) 100% of the amount of any Deposited Cash withdrawn under Section 4.05 [Withdrawal of Deposited Cash], (ii) 100% of any Trust Moneys withdrawn under Section 8.02 [Withdrawal on Basis of Bondable Capacity] and (iii) 100% of any Bondable Property used as a basis for the release of any of the Trust Estate under Section 7.02 [Releases]		$

Then determine the new Adjusted Amount of Bondable Property now being certified by deducting the sum of items 4 and 5 from the sum of items 1 and 2 to produce item 6:
6.	New Adjusted Amount of Bondable Property now being certified	$
Item 6 is the new gross Bondable Capacity and should be entered as item 7:
7.	Gross Bondable Capacity	$
Deduct the sum of Items 8 and 9 from Item 7 to produce Item 10:
8.	150% of the aggregate principal amount of Bonds Outstanding	$
9.	Principal amount of Prior Lien Obligations	$
10.	Net Bondable Capacity available for the action applied for	$
Deduct Item 11 from Item 10 to produce Item 12:
11.
	Amount of the action applied for: (a) 150% of the aggregate principal amount of the Bonds to be issued or (b) 100% of the following amount then being applied for: (i) the withdrawal of Deposited Cash under Section 4.05, (ii) withdrawal of Trust Moneys under Section 8.02, or (iii) using Bondable Property as the basis for the release of any of the Trust Estate under Section 7.02	$
12.	Net Bondable Capacity remaining after subtracting the amount in Item 11 from Item 10	$
13.	Principal amount of Bonds available to be issued (2/3 of Item 12)	$

Dated: , .
(Title)
(Title)
(Engineer)
(Accountant)

**************************************************

7.     LEGAL OPINIONS.

        (a)    Section 4.01C Opinion.    The opinion required by Clause C of Section 4.01 is hereby amended by changing the period at the end of Subclause (5) to a semicolon and adding the following proviso to said Clause C:

    "; provided, that the opinion in Subclause C(3) may be satisfied by an Officers' Certificate addressed to the Trustee and signed also by an Engineer certifying as to the matters set forth therein and made in reliance upon Title Policies, UCC searches and any certificates, opinions and other documents deemed appropriate by the signers of such Officers' Certificate."

        (b)    Section 4.02B(6) Opinion.    The opinion required by Subclause B(6) of Section 4.02 is hereby amended by changing the period at the end of Subclause B(6)(e) to a semicolon and adding the following proviso to said Subclause B(6):

    "; provided that (i) the opinions in Subclause B(6)(a) and (b) and (ii) the opinion in Subclause B(6)(d) with respect to the Indenture being a lien on specific Property Additions and being free and clear from Prior Liens (collectively the "Real Estate Opinions") may be satisfied by an Officers' Certificate addressed to the Trustee and signed also by an Engineer certifying as to the matters set forth in such Real Estate Opinions and made in reliance upon Title Policies, UCC searches and any certificates, opinions and other documents deemed appropriate by the signers of such Officers' Certificate."

        (c)    Section 6.05A Opinion.    The opinion required by Clause A of Section 6.05 is hereby amended by restating the parenthetical in Clause A which permits the opinion to be rendered in reliance on one or more policies of title insurance to read as follows:

    "... (which opinion may be rendered in reliance on one or more policies of title insurance or on being informed by a title insurance company issuing any such policy and on UCC Searches)..."

8.     COVENANTS.

        In consideration of and in connection with the issuance of the Series D Bonds, the Company makes the following additional covenants in favor of the Series D Bondholders (but not the Series A Bondholders, the Series B Bondholders, the Series C Bondholders or the Bondholders of any subsequent series of Bonds, if any):

          (a)    Dividend Covenant.    Section 6.14 [Payment of Dividends] of the Existing Indenture is hereby amended by adding the following to the end of the first paragraph thereof:

            "In addition to the foregoing, for so long as any of the Series D Bonds are Outstanding the Company will not declare or make or incur any liability to make any Distribution in respect of the common stock of the Company if, immediately after giving effect to the proposed Distribution, the aggregate amount of Distributions in respect of its common stock made during the period subsequent to December 31, 2003 would exceed: the sum of (a) $24,077,000, plus (b) 95% of the aggregate Net Income (or 100% of Net Income if Net Income shall be a deficit) accrued subsequent to December 31, 2003."

          (b)    Financial Reports to Series D Bondholders.    Article VI [Covenants] of the Existing Indenture is hereby amended by adding thereto a new Section, to be entitled Section 6.17 and to read in its entirety as follows:

            "Section 6.17. Financial Reports to Series D Bondholders.    For so long as any of the Series D Bonds are Outstanding, the Company shall furnish to each of the Series D Bondholders at their addresses for notices pursuant to Section 1.04 [Notices to Bondholders; Waiver] all financial statements and information, notices, reports and other information required pursuant to, and otherwise comply with each of, the provisions of Section 4.1 (together with any successor provision, and as such provision or successor provision may be amended from time to time), of the Purchase Agreement pursuant to which the Series D Bonds were originally sold, which provisions are incorporated by reference herein, mutatis mutandis, with the same effect as if set forth herein."

9.     POWERS EXERCISABLE NOTWITHSTANDING DEFAULT.

        (a)    Section 7.04.    Section 7.04 [Powers Exercisable Notwithstanding Default] of the Original Indenture, as previously amended and restated by the Third Amendment, is hereby amended to read, in its entirety, as follows:

          "While in possession of all or substantially all of the Trust Estate (other than any cash and securities constituting part of the Trust Estate and deposited with the Trustee), the Company may exercise the powers conferred upon it in the Sections of this Article even though it is prohibited from doing so while a Default exists as provided therein, if (i) the Holders of not less than 66 2/3% in principal amount of each of the following series of Bonds then Outstanding: the Series A Bonds, the Series B Bonds, the Series C Bonds and the Series D Bonds, and (ii) the Holders of not less than 66 2/3% in principal amount of all other Bonds then Outstanding (as a group), in each case by Act of such Bondholders, shall consent to such action, in which event none of the instruments required to be furnished to the Trustee under any of such Sections as a condition to the exercise of such powers need state that no Default exists as provided therein."

        (b)    Section 8.07.    Section 8.07 [Powers Exercisable Notwithstanding Default] of the Original Indenture, as previously amended and restated by the Third Amendment, is hereby amended to read, in its entirety, as follows:

          "While in possession of all or substantially all of the Trust Estate (other than any cash and securities constituting part of the Trust Estate and deposited with the Trustee), the Company may do any of the things enumerated in Sections 8.02 [Withdrawal on Basis of Bondable Capacity] to 8.06 [Amounts under $100,000], inclusive, which it is prohibited from doing while a Default exists as provided therein, if (i) the Holders of not less than 66 2/3% in principal amount of each of the following series of Bonds then Outstanding: the Series A Bonds, the Series B Bonds, the Series C Bonds and the Series D Bonds and (ii) the Holders of not less than 66 2/3% in principal amount of all other Bonds then Outstanding (as a group), in each case by Act of such Bondholders, shall consent to such action, in which event any Certificate filed under any of said Sections shall omit any statement to the effect that no Default exists as provided thereunder."

10.   EVENTS OF DEFAULT.

        Section 9.01 [Events of Default] of the Existing Indenture is hereby amended by adding thereto a new subsection 9.01 E, to read in its entirety as follows:

          "E.    "Event of Default" with respect to the Series D Bonds only means any one of the events specified in clause A of this Section 9.01 or any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (1)   Principal or Premium Payments—the Company fails to make any payment of principal or Make-Whole Amount on any Series D Bond when such payment is due;

            (2)   Interest Payments—the Company fails to make any payment of interest on any Series D Bond within 5 days after the date such payment is due;

            (3)   Particular Covenant Defaults—the Company fails to perform or observe any covenant contained in Section 6.06, Section 6.09, Section 6.14, the last sentence of Section 6.12 or Article XII;

            (4)   Other Defaults—the Company fails to comply with any other provision of this Indenture or the Purchase Agreement pursuant to which the Series D Bonds were sold, and such failure continues for more than 30 days after such failure shall first become known to any officer of the Company;

            (5)   Warranties or Representations—any warranty or representation by the Company or by Southwest Water Company, a Delaware corporation, contained in this Indenture, the Purchase Agreement pursuant to which the Series D Bonds were sold or in any instrument or certificate furnished by the Company in compliance with this Indenture or the Purchase Agreement pursuant to which the Series D Bonds were sold is false or incorrect in any material respect on the date as of which made;

            (6)   Default on Indebtedness—the Company fails to make any payment due on any indebtedness for borrowed money (including, without limitation, Bonds of any other series) in an amount aggregating in excess of $1,000,000, or any event shall occur or any conditions shall exist in respect of any such indebtedness of the Company, or under any agreement securing or relating to such indebtedness, the effect of which is (i) to cause (or permit any Holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment or (ii) to permit a trustee to elect a majority of the directors on the Board of Directors of the Company; and

            (7)   Undischarged Final Judgments—a final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company and any one of such judgments has been outstanding for more than thirty (30) days from the date of its entry and has not been discharged in full or stayed."

11.   CONDEMNATION OF ENTIRE TRUST ESTATE.

        The parenthetical phrase in lines 5 and 6 of Section 8.10 [Condemnation of Entire Trust Estate] of the Original Indenture is hereby amended and restated in its entirety to read as follows:

    "(other than the Series A Bonds, which shall only be redeemable pursuant to Section 3.03 [Redemption], the Series B Bonds, which shall only be redeemable pursuant to Section 16.03 [Redemption], the Series C Bonds, which shall only be redeemable pursuant to Section 17.03 [Redemption] and the Series D Bonds, which shall only be redeemable pursuant to Section 18.03 [Redemption])"

12.   INCIDENTS OF SALE.

        Section 9.05A [Incidents of Sale] of the Existing Indenture is hereby amended and restated to read, in its entirety, as follows:

          "A.    the principal, the Make-Whole Amount or other premium, if any, and accrued interest on all Outstanding Secured Bonds, if not previously due, shall at once become and be immediately due and payable;"

13.   NOTICE OF DEFAULTS.

        The proviso set forth in lines 7 through 14 of Section 10.02 [Notice of Defaults] of the Original Indenture is hereby amended to add the words "or Series D Bonds" immediately after the words "Series B Bonds or Series C Bonds." The proviso set forth in the last four lines of Section 10.02 [Notice of Defaults] of the Original Indenture is hereby amended and restated to read in its entirety as follows:

    "PROVIDED, FURTHER, that in the case of any Default with respect to the Series A Bonds, Series B Bonds, Series C Bonds or Series D Bonds, the Trustee shall give written notice thereof to the Holders of, respectively, the Series A Bonds, Series B Bonds, Series C Bonds and Series D Bonds, as their names and addresses appear in the Bond Register, promptly after the Trustee has actual knowledge of such Default."

14.   SUPPLEMENTAL INDENTURES WITH CONSENT OF BONDHOLDERS.

        The proviso in lines 4 through 7 of the second to last paragraph of Section 13.02 [Supplemental Indentures with the Consent of Bondholders] of the Original Indenture is hereby amended and restated in its entirety to read as follows:

    "; PROVIDED, HOWEVER, that the Trustee shall not at any time make any such determination with respect to the Series A Bonds, Series B Bonds, Series C Bonds or Series D Bonds, respectively, without the prior written consent of the Holders of a majority in principal amount of, respectively, the Series A Bonds, Series B Bonds, Series C Bonds or Series D Bonds, as the case may be, Outstanding at such time."

15.   EFFECTIVE DATE.

        As used herein, the Effective Date of this Fourth Amendment shall be that date upon which an executed and acknowledged counterpart of this Fourth Amendment is recorded in the Offices of the County Recorders of Los Angeles and Orange Counties, California.

16.   INDENTURE IN EFFECT.

        The Company and the Trustee agree and acknowledge that the Existing Indenture, as amended and supplemented by this Fourth Amendment, remains in full force and effect in accordance with its terms.

17.   COMPANY COVENANT TO PAY TRUSTEE FEES.

        By its signature hereto, the Company covenants and agrees to pay the reasonable fees and costs of the Trustee incurred or charged in connection with the review and execution of this Fourth Amendment and all other instruments described in Recital D to this Fourth Amendment.

18.   COUNTERPARTS AND INCLUSIONS IN INDENTURE.

        This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Upon recordation of this Fourth Amendment in the Offices of the County Recorders of Los Angeles and Orange Counties, California, this Fourth Amendment shall be and become a part of the Indenture and shall be construed as a part thereof. By its signature hereto, the Trustee authorizes the Company to record executed and acknowledged counterparts of this Fourth Amendment in the Offices of the County Recorders of Los Angeles and Orange Counties, California.

19.   SEPARABILITY CLAUSE.

        In case any provision in this Fourth Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, and of the other provisions of the Indenture, shall not in any way be affected or impaired thereby.

20.   GOVERNING LAW.

        THIS FOURTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986, to be duly executed, with the Company's corporate seal to be hereunto affixed and attested, all as of the day and year first above written.

SUBURBAN WATER SYSTEMS, Mortgagor
(SEAL)	By	Title:
	By	Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee Mortgagee
	By	Authorized Officer

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

        On                , 2004, before me,                        , Notary Public, personally appeared                        personally known to me (or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity on behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.

(SEAL)
Notary Public

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

        On                , 2004, before me,                        , Notary Public, personally appeared                        personally known to me (or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity on behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.

(SEAL)	Notary Public

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  Exhibit 4.1E